090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160347772-29
Barbara K. Cegavske	Filing Date and Time
Secretary of State	08/03/2016 7:39 AM
State of Nevada	Entity Number E0630872009-8

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Golden Global Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is hereby amended in its entirety to read as follows:
"3. AUTHORIZED STOCK:
4,500,000,000 shares of common stock, $0.0001 par value per share.
250,000,000 shares of preferred stock, $0.0001 par value per share.
As of the effective date of this Amendment, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation will be subject to a 1-for-1,800 reverse stock split, with all fractional shares being rounded up to the nearest whole share. The par value of the shares of common stock will remain $0.0001. The reverse stock split will not change the number of authorized shares of common stock."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.0%

4. Effective date and time of filing: (optional) Date: August 15, 2016 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.